EXHIBIT 99
NEWS RELEASE
FOR IMMEDIATE RELEASE

Company Contact:	Investor Contact:
Stan Fronczkowski	Hayden Communications
Chief Financial Officer	Brett Maas (brett@haydenir.com)
(302) 456-6789	(646) 536-7331
www.sdix.com
Strategic Diagnostics Reports Fourth Quarter and Full-Year Financial Results
Sixth Consecutive Quarter of Double-Digit Year-over-Year Revenue Increases from Antibody Technology (up 28%); Third Consecutive Quarter of More Than 20% Year-over-Year Growth in Food Pathogen Testing Business
NEWARK, Del., February 28, 2008 - Strategic Diagnostics Inc. (Nasdaq: SDIX) - reported that total revenues for the quarter ended December 31, 2007, were $7.3 million, an increase of 4% over the fourth quarter of 2006. Revenues for the 2007 fourth quarter were positively impacted by a 28% increase in sales of antibody products and 21% growth in the sales of food pathogen testing methods, in both cases as compared to the fourth quarter of 2006. These increases were offset somewhat by the continuing decline in the Company’s legacy U.S. Ag/GMO business of 65% as compared to the fourth quarter of 2006. Full-year total revenue increased 7% to $27.2 million versus $25.5 million for the same period in 2006.
Fourth Quarter and Recent Highlights
•	The Company’s new, sequence-based, Genomic Antibody Technology™ (GAT) platform continued to accelerate and earn market acceptance within the life science industry as a proven tool for advancing therapeutic and diagnostic product development efforts:
o	Project bookings for “custom” GAT projects exceeded the $1 million mark over the last seven months of 2007, following the introduction of the full-range of GAT offerings during May 2007, with more than half of these new projects booked during the fourth quarter.

o	The Company’s new Internet-based catalog of proprietary, SEQer™ brand antibody reagents was launched during the third quarter and content is being added weekly.

o	Expansion of the Company’s Molecular Biology Lab in Dallas and its facility in Newark, Delaware in response to growth in demand for both GAT and conventional hybridoma development. This follows the expansion of the Company’s Windham, Maine antibody production facility during November 2007, which increased capacity for polyclonal antibody production by 44%.
•	SDI reported the sixth consecutive quarter of double digit year-over-year growth in the antibody business.

•	SDI reported the third consecutive quarter of more than 20% year-over-year growth in the food pathogen testing products area.
Matthew H. Knight, the Company’s President and Chief Executive Officer, commented, “SDI has emerged as an established leader in the production of high-value antibody-based reagents used in the diagnosis of disease, and our antibody business, based on our new Genomic Antibody Technology™, is gaining widespread adoption in proteomic research, as well as drug/biomarker discovery among academic, biotech and large pharmaceutical customers. We reported our sixth consecutive quarter of double-digit year-over-year revenue growth in antibody-related revenue and this part of our business is becoming an increasingly important component of our overall revenue and profitability. For the quarter, antibody revenues expanded to 53% of total revenue compared to 43% in the fourth quarter of 2006.”

Financial Highlights

	Q4	Q4
In 000s	2007	2006
Revenues	$7,271	$6,990
Gross Profit	4,396	3,902
SG&A Expense	3,329	2,692
R&D Expense	754	671
Operating Profit	311	539
Pre-tax Income	409	650
Net Income	166	491

	Full Year	Full Year
In 000s	2007	2006
Revenues	$27,207	$25,522
Gross Profit	16,441	13,801
SG&A Expense	11,990	10,591
R&D Expense	2,938	2,630
Operating Profit	1,403	580
Pre-tax Income	1,836	966
Net Income	860	684
The Company continued to demonstrate ongoing improvement in gross profit (defined as total revenue less manufacturing expenses) stemming from a favorable shift from lower margin revenue, such as Ag/GMO sales, to higher margin antibody and food safety revenue. For the quarter ended December 31, 2007, gross profit totaled $4.4 million, as compared to $3.9 million for the same period in 2006. Gross profit margins were 60.5% for the fourth quarter of 2007 compared to 55.8% for the same period in 2006.
SG&A expenses were $3.3 million in the fourth quarter of 2007 compared to $2.7 million in the fourth quarter of 2006. The Company incurred increased costs for the period associated with the launch of the antibody catalog. Research and development costs for the fourth quarter of 2007 were 10.4% of revenue compared to 9.6% in the prior year. Increases in R&D are associated with the Company’s new products and services utilizing the GAT™ platform as well as ongoing development of the ethanol application of its bacteriophage technology for the selective control of lactic acid-producing bacteria.
Pre-tax income for the fourth quarter of 2007 totaled $409,000, compared to $650,000 for the prior year’s fourth quarter. Net income for the quarter was $166,000, or $0.01 per diluted share, compared to $491,000, or $0.02 per diluted share, in the fourth quarter last year. Diluted shares totaling 20.8 million and 20.2 million were used in the computations for the years 2007 and 2006, respectively.
For the full year 2007, total revenue increased 7% to $27.2 million, compared to $25.5 million for 2006. Revenue gains were driven by antibody sales, which increased 29% year-over-year, and food pathogen test kit sales, which increased 22%, as compared to 2006. These gains were offset by a 44% decrease in the Company’s Ag/GMO product line in 2007 as compared to 2006, in keeping with the ongoing and expected diminishment of that line of business.
Gross margins were 60.4% for the full year 2007 compared to 54.1% for 2006.
Research and development costs for full year 2007 were 10.8% of revenues compared to 10.3% for 2006.
SG&A costs for full year 2007 were 44% of revenues compared to 42% for 2006. During 2007, the Company incurred additional sales and marketing expense associated with the launch of the new antibody catalog.
Pre-tax income for full year 2007 totaled $1.8 million, compared to $966,000 for the same period in 2006. Net income for full year 2007 was $860,000, or $0.04 per diluted share, compared to $684,000, or $0.03 per diluted share, for last year. Diluted shares totaling 20.6 million and 20.1 million were used in the computations for the years 2007 and 2006, respectively.
Antibody Products
Antibody revenues increased by 28% to $3.8 million in the fourth quarter of 2007 compared to the same period in 2006 as the GAT platform continues to expand. For full year 2007, antibody revenues increased 29% over 2006.

Food Safety Products
Food pathogen revenues were up 21%, to $1.4 million for the fourth quarter of 2007 compared to the same period in 2006. Food pathogen sales increased 22.3% as the Company continues to gain traction with its new RapidChek® SELECT™ for Salmonella. The Company continued to actively recruit and train new international distributors during the quarter.
The Company has gained 14 new accounts on the Lumitester™ hygiene monitoring programs. Unlike competitive methods on the market, the Lumitester™ platform allows users to get more actionable information on the performance of their cleaning and sterilization programs in all aspects of their housekeeping and personal hygiene programs. The Company believes Lumitester™ is complementary to the RapidChek® line of food pathogen tests and will deliver additional sales synergies.
U.S. Ag-GMO product sales were down 64% for the fourth quarter of 2007 as compared to last year’s fourth quarter, and down 44% for the full year of 2007. This continues an ongoing decline in this line of business.
Water and Environmental Products
Water and environmental products revenue increased 10% to $1.3 million for the quarter ended December 31, 2007, compared to the same period in 2006, but declined 2% for the full year of 2007.
Industrial Biofermentation
During the fourth quarter, SDI continued the development of its bacterophage technology for application in the production of ethanol from corn. The Company hired Energetix LLC as its consultant and is actively pursuing technology scale up and demonstration in fully commercial ethanol plants as early as the third quarter of this year. The company is targeting several large ethanol producing plants for further testing. The Company’s joint development program with POET Energies has been suspended.
“We remain excited about our phage technology and confident it can bring significant value to the industrial bio-fermentation industry,” Mr. Knight commented. “We are considering several opportunities for scale up which could be implemented in the next four to six months, including application in an operational corn ethanol facility.”
Balance Sheet
The Company had $13.0 million in cash as of December 31, 2007 compared to $10.9 million as of December 31, 2006. The Company’s current ratio (current assets divided by current liabilities) was 8 to 1. Stockholders’ equity at December 31, 2007 was $37.1 million.
Conference Call
A conference call to review fourth quarter and full year 2007 results is scheduled for 4:30 p.m. Eastern Time on February 28, 2008. The dial-in number for the live conference call will be 877-407-8031 (201-689-8031 outside the U.S.). A live webcast of the conference call will be available on the Company’s website, www.sdix.com, as well as www.vcall.com. For those who cannot listen to the live broadcast, an audio replay of the call will be available on each of these websites for 90 days. Telephone replays of the call will be available from 7:30 p.m. ET on February 28, 2008 through 11:59 p.m. on February 29, 2008. To listen to the telephone replay, dial 877-660-6853 (201-612-7415 outside the U.S.) and enter account number 286 and conference ID 275460.
Annual Stockholders Meeting
The Company will hold its 2008 Stockholders Meeting on June 17, 2008.
About Strategic Diagnostics Inc.
Strategic Diagnostics Inc. develops, manufactures and markets biotechnology-based, discovery and detection solutions to a diverse customer base, across multiple industrial and human health markets. By applying core competencies and innovative technologies in all aspects of antigen design, high throughput production and assay development, the Company produces unique, sophisticated diagnostic testing and reagent systems that are responsive to customer diagnostic, information and discovery needs. Customers benefit with quantifiable “return on investment” by reducing time, labor, and/or material costs. All this is accomplished while increasing accuracy, reliability and actionability of essential test results. The Company is focused on sustaining this competitive advantage by leveraging its expertise in immunology, proteomics, bio-luminescence and other bio-reactive technologies to continue its successful customer-focused research and development efforts. Recent innovations in high throughput production of antibodies from genetic antigens will complement the Company’s established leadership in commercial and custom antibody production for the research, human/animal diagnostics, and pharmaceutical industries, and position the Company for broader participation in the pharmacogenomics market.
This news release contains forward-looking statements reflecting SDI’s current expectations. When used in this press release, the words “anticipate”, “could”, “enable”, “estimate”, “intend”, “expect”, “believe”, “potential”, “will”, “should”, “project” “plan” and similar expressions as they relate to SDI are intended to identify said forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainties, which may cause actual results to differ from those anticipated by SDI at this time. Such risks and uncertainties include, without limitation, changes in demand for products, delays in product development, delays in market acceptance of new products, retention of customers and employees, adequate supply of raw materials, the successful integration and consolidation of the Maine production facilities, inability to obtain or delays in obtaining fourth party, including AOAC, or required government approvals, the ability to meet increased market demand, competition, protection of intellectual property, non-infringement of intellectual property, seasonality, and other factors more fully described in SDI’s public filings with the U.S. Securities and Exchange Commission.

STRATEGIC DIAGNOSTICS INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share data)
(unaudited)

	December 31,	December 31,
	2007	2006

ASSETS
Current Assets :
Cash and cash equivalents	$12,988	$10,892
Receivables, net	4,110	3,678
Inventories	4,204	3,178
Deferred tax asset	1,201	831
Other current assets	521	492

Total current assets	23,024	19,071

Property and equipment, net	5,481	4,058
Other assets	7	3
Deferred tax asset	7,389	8,484
Intangible assets, net	6,048	6,337

Total assets	$41,949	$37,953

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities :
Accounts payable	$569	$541
Accrued expenses	1,866	1,455
Deferred revenue	5	133
Current portion of long term debt	611	211

Total current liabilities	3,051	2,340

Long-term debt	1,640	351
Other non-current liabilities	130	—

Total non-current liabilities	1,770	351

Stockholders’ Equity:
Preferred stock, $.01 par value, 20,920,648 shares authorized, no shares issued or outstanding	—	—
Common stock, $.01 par value, 35,000,000 shares authorized, 20,410,540 and 20,192,402 issued and outstanding at December 31, 2007 and December 31, 2006, respectively	205	202
Additional paid-in capital	39,594	38,605
Accumulated deficit	(2,830)	(3,690)
Cumulative translation adjustments	159	145

Total stockholders’ equity	37,128	35,262

Total liabilities and stockholders’ equity	$41,949	$37,953

STRATEGIC DIAGNOSTICS INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share data)
(unaudited)

	Three Months		Twelve Months
	Ended December 31,		Ended December 31,
	2007	2006	2007	2006

Revenues	$7,271	$6,990	$27,207	$25,522

OPERATING EXPENSES:
Manufacturing	2,875	3,088	10,766	11,715
Research and development	754	671	2,938	2,630
Selling, general and administrative	3,329	2,658	11,990	10,555
Loss on disposal of assets	2	34	110	42

Total operating expenses	6,960	6,451	25,804	24,942

Operating income	311	539	1,403	580

Interest income (expense), net	98	111	433	386

Income before taxes	409	650	1,836	966

Income tax expense	243	159	976	282

Net income	166	491	860	684

Basic net income per share	$0.01	$0.02	$0.04	$0.03

Shares used in computing basic net income per share	20,396,000	20,141,000	20,325,000	20,032,000

Diluted net income per share	$0.01	$0.02	$0.04	$0.03

Shares used in computing diluted net income per share	20,768,000	20,227,000	20,563,000	20,109,000

STRATEGIC DIAGNOSTICS INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Twelve Months
	Ended December 31,

	2007	2006

Cash Flows from Operating Activities :
Net income	$860	$684
Adjustments to reconcile net income to net cash provided by (used in) operating activities :
Depreciation and amortization	1,206	1,027
Stock Compensation Expense	430	277
Deferred income tax provision	773	124
Loss on disposal of fixed assets	93	42
(Increase) decrease in :
Receivables	(432)	(436)
Inventories	(1,026)	34
Other current assets	(29)	(130)
Other assets	(15)	26
Increase (decrease) in :
Accounts payable	28	77
Accrued expenses	411	16
Deferred Revenue	(128)	(74)
Other non-current liabilities	130	—

Net cash provided by operating activities	2,301	1,667

Cash Flows from Investing Activities :
Purchase of property and equipment	(2,484)	(1,023)
Purchase of intangible assets	—	(117)
Proceeds from sale / disposal of assets	2	29

Net cash used in investing activities	(2,482)	(1,111)

Cash Flows from Financing Activities :
Proceeds from exercise of incentive stock options	538	389
Proceeds from employee stock purchase plan	36	20
Proceeds from long and short term debt	2,000	—
Repayments on financing obligations	(311)	(211)

Net cash provided by financing activities	2,263	198

Effect of exchange rate changes on cash	14	129

Net increase (decrease) in Cash and Cash Equivalents	2,096	883

Cash and Cash Equivalents, Beginning of Period	10,892	10,009

Cash and Cash Equivalents, End of Period	$12,988	$10,892

Supplemental Cash Flow Disclosure :

Cash paid for taxes	233	(13)

Cash paid for interest	78	48